SUB-INVESTMENT ADVISORY AGREEMENT

BNY MELLON INVESTMENT ADVISER, INC.

240 Greenwich Street

New York, New York 10286

October 1, 2025

Insight North America LLC
200 Park Avenue
New York, New York 10166

Ladies and Gentlemen:

BNY Mellon Funds Trust (the "Trust") desires to employ the capital of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Fund"), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the relevant Fund's Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Trust's Board. The Trust employs BNY Mellon Investment Adviser, Inc. (the "Adviser") to act as the Fund's investment adviser pursuant to a written agreement (the "Investment Advisory Agreement"), a copy of which has been furnished to you. The Adviser is authorized to and desires to retain you to act as the Fund's sub-investment adviser with respect to that portion of the Fund's assets which may be assigned to you from time to time (the "sub-advised assets"). You hereby agree to accept such retention, to render the services and to assume the obligations set forth herein with respect to the sub-advised assets for the compensation provided herein.

In connection with your serving as sub-investment adviser to the Fund, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Trust's behalf in any such respect.

Subject to the supervision and approval of the Adviser and the Trust's Board, you will provide investment management of the sub-advised assets. Your advisory duties and responsibilities hereunder shall pertain only to the sub-advised assets. You will provide such investment management subject to and in accordance with (i) the Fund's investment objective(s), policies and limitations as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, or in any supplements thereto, and provided to you by the Adviser; (ii) any applicable procedures or policies adopted or approved by the Adviser or the Trust's Board with respect to the Fund as from time to time in effect and furnished in writing to you; (iii) the requirements applicable to registered investment companies under applicable laws, including without limitation the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations thereunder, and the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the rules and regulations thereunder applicable to qualification as a "regulated investment company"; (iv) any order or no-action letter governing the operation of the Trust or the Fund; and (v) any written instructions which the Adviser or the Trust's Board may issue to you from time to time; provided, however, that you shall not be bound by any update, modification or amendment of such documents or other procedures or policies of the Fund, the Trust or the Adviser unless and until you have been given notice thereof in accordance with this Agreement and have been provided with a copy of such update, modification or amendment. With respect to the foregoing, the Adviser will seek to provide you with prior notice of any update, modification or amendment of such documents or other procedures or policies of the Fund, the Trust or the Adviser that is reasonably sufficient to provide you with the time necessary to make any changes to the Fund's portfolio that are required to comply with such procedures or policies in an orderly manner. In connection with your duties hereunder, you (a) will obtain and provide investment research and supervise the Fund's investments with respect to the sub-advised assets and (b) will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the sub-advised assets, including the placing of portfolio transactions for execution either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others. You agree that, in placing any orders with selected brokers and dealers, you will attempt to obtain the best net result in terms of price and execution. Consistent with this obligation and in accordance with applicable securities laws, you, in your discretion, may purchase and sell portfolio securities from and to brokers and dealers who provide you with research, analysis, advice and similar services. You may cause the Fund to pay to brokers and dealers, in return for such research and analysis, a higher commission or spread than may be charged by other brokers and dealers, subject to your good faith determination that such commission or spread is reasonable in terms either of the particular transaction or of your overall responsibility to the Trust, the Fund and your other clients and that the total commissions or spreads paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term and, if applicable, subject to compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended. Such authorization is subject to termination at any time by the Trust's Board for any reason. In addition, you are authorized to allocate purchase and sale orders for portfolio securities to brokers and dealers that are affiliated with you, the Adviser, the Fund's principal underwriter or any other sub-investment adviser to the Fund if you believe that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Trust's Rule 17e-1 procedures as they may be provided to you by the Adviser from time to time. In no instance may portfolio securities be purchased from or sold to you, the Adviser, the Fund's principal underwriter, any other sub-investment adviser to the Fund or any person affiliated with you, the Adviser, the Fund's principal underwriter, any other sub-investment adviser to the Fund or the Fund, except in accordance with the applicable securities laws and the rules and regulations thereunder, including Rules 17a-7 and 17a-10 under the Investment Company Act, and any exemptive order then currently in effect. The Adviser will periodically provide you with a list of the affiliates of the Adviser, the Fund's principal underwriter or the Fund to which investment or trading restrictions apply, and will specifically identify in writing (x) all publicly traded companies in which the Fund may not invest, together with ticker symbols for all such companies, and (y) any affiliated brokers and any restrictions that apply to the use of those brokers by the Fund.

Proxies of companies whose shares are part of the sub-advised assets shall be voted as described in the Fund's Prospectus and Statement of Additional Information, and you shall assume responsibility for the voting of such proxies pursuant to procedures approved by the Adviser. You are authorized and agree to act on behalf of the Fund with respect to any reorganizations, exchange offers and other voluntary corporate actions in connection with securities held in the sub-advised assets in such manner as you deem advisable, unless the Trust or the Adviser otherwise specifically directs in writing.

The assets of the Fund will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing). You shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping or custody of the sub-advised assets and you will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on your instructions. Notwithstanding any other provision in this Agreement or in any agreement executed between the Trust, on behalf of the Fund, and its custodian (the "Custody Agreement"), the Adviser confirms, and you acknowledge and agree, that you shall have no authority whatsoever, nor any authority to direct the custodian, to withdraw or transfer funds or securities from a Fund otherwise than in connection with effecting or settling trades for a Fund pursuant to this Agreement. In the event of a conflict between the provisions of this Agreement and the Custody Agreement, the terms of this Agreement shall control. The custodian, and not you, is responsible for the collection of income, dividends, and other distributions and for other functions incidental to the role of the custodian.

The Adviser shall furnish you with copies of the Fund's (i) Prospectus, (ii) Statement of Additional Information and any supplements thereto, (iii) any order or no-action letter of any applicable regulator governing the operation of the Company and (iv) any relevant compliance manual and other policies and procedures applicable to the performance of your obligations under this Agreement. You will be provided the opportunity to review and approve any description of you and your investment process set forth in the Fund's Prospectus, Statement of Additional Information and any supplements thereto. The Adviser also will furnish you with copies of all amendments or supplements to the foregoing documents. You will have a reasonable period of time to implement with respect to the Fund any changes to the Fund's investment objective, policies, strategies or restrictions.

You will furnish to the Adviser or the Trust such information, with respect to the investments which the Fund may hold or contemplate purchasing in connection with the sub-advised assets, as the Adviser or the Trust may reasonably request. The Trust and the Adviser wish to be informed of important developments materially affecting the sub-advised assets and shall expect you, on your own initiative, to furnish to the Trust or the Adviser from time to time such information as you may believe appropriate for this purpose. Notwithstanding the foregoing, you will have no obligation to advise, initiate or take any other action on behalf of the Trust or the Fund in any legal proceedings (including, without limitation, class actions and bankruptcies) (each, a "Legal Action") relating to the securities comprising the sub-advised assets or any other matter. You will not file proofs of claims relating to the securities comprising the sub-advised assets or any other matter. You will notify the Adviser if you have actual knowledge (without duty of inquiry) of any Legal Action affecting the investments which the Fund holds or, at a time relevant to such Legal Action, has held in the sub-advised assets. Further, the Adviser agrees that you have no duty to institute, prosecute, defend, settle or otherwise dispose of any claim relating to securities purchased or held by the Fund. Upon reasonable request, you will make available your officers and employees, including the portfolio managers named in the Fund's Prospectus and/or Statement of Additional Information, to meet with the Trust's Board and/or the Adviser to review the sub-advised assets.

You will maintain all required books and records with respect to the securities transactions of the Fund for the sub-advised assets in accordance with all applicable laws, and in compliance with the requirements of the rules under Section 31 of the Investment Company Act, and will furnish the Trust's Board and the Adviser with such periodic and special reports as the Trust's Board or the Adviser reasonably may request. You hereby agree that all records which you maintain for the Trust or the Adviser are the property of the Trust or the Adviser, and agree to preserve for the periods prescribed by applicable law any records which you maintain for the Trust or the Adviser and which are required to be maintained, and further agree to surrender promptly to the Trust or the Adviser any records which you maintain for the Trust or the Adviser upon request by the Trust or the Adviser, provided that you shall have reasonable opportunity to create and maintain copies of applicable records.

The Adviser and you each agree to comply with applicable laws, rules and regulations, including the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and the Investment Company Act. You will promptly notify the Trust's Chief Compliance Officer (a) in the event the Securities and Exchange Commission or other governmental authority has censured you, placed limitations upon your activities, functions or operations, suspended or revoked your registration, as an investment adviser, or has commenced proceedings or an investigation that may result in any of these actions; or (b) upon becoming aware of any material fact relating to you that is not contained in the Fund's Prospectus or Statement of Additional Information, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. Upon request, and in accordance with the scope of your obligations and responsibilities contained in this

Agreement, you will provide reasonable assistance to the Trust in connection with the Fund's compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, and Rule 38a-1 under the Investment Company Act. Such assistance shall include, but not be limited to, (i) providing the Trust's Chief Compliance Officer upon request with copies of your compliance policies and procedures; (ii) certifying periodically, upon the request of the Trust's Chief Compliance Officer, that you are in compliance with all applicable "federal securities laws," as required by Rule 38a-1 under the Investment Company Act, and Rule 206(4)-7 under the Investment Advisers Act; (iii) facilitating and cooperating with the Trust's Chief Compliance Officer to evaluate the effectiveness of your compliance controls; (iv) providing the Trust's Chief Compliance Officer with direct access to your compliance personnel; (v) providing the Trust's Chief Compliance Officer with periodic reports; and (vi) promptly providing the Trust's Chief Compliance Officer with special reports in the event of material compliance violations. Upon request, you will provide certifications to the Trust, in a form satisfactory to the Trust, to be relied upon by the Trust's officers certifying the Trust's periodic reports on Form N-CSR pursuant to Rule 30a-2 under the Investment Company Act.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Trust, the Fund or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Trust, the Fund or the Fund's security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties under this Agreement.

In consideration of services rendered pursuant to this Agreement, the Adviser will pay you on the first business day of each month a fee at the annual rate set forth on Schedule 1 hereto. If the Adviser waives all or a portion of the management fee it is entitled to receive from the Fund, the fee payable to you pursuant to this Agreement with respect to the Fund may be reduced as you and the Adviser mutually agree. The fee for the period from the effective date of this Agreement to the end of the month thereof shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement. For the purpose of determining fees payable to you, the value of the Fund's net assets shall be computed in the manner specified in the Fund's then-current Prospectus and Statement of Additional Information for the computation of the value of the Fund's net assets. Net asset value shall be computed on such days and at such time or times as described in the Fund's then-current Prospectus and Statement of Additional Information.

You agree to monitor the sub-advised assets and to notify the Adviser on any day that you determine that a significant event has occurred with respect to one or more securities held in the sub-advised assets that would materially affect the value of such securities (provided that you shall not be responsible for providing information based on valuations provided by third party services which value securities based upon changes in one or more broad-based indices). At the request of the Adviser, the Trust's Valuation Committee or the Trust's Board, you agree to provide additional reasonable assistance to the Adviser, the Trust's Valuation Committee, the Trust's Board and the Fund's pricing agents in valuing the sub-advised assets, including in connection with fair value pricing of the sub-advised assets.

You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Trust (other than those borne by the Adviser) will be borne by the Trust, except to the extent specifically assumed by you. The expenses to be borne by the Trust include, without limitation, the following: organizational costs, taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not the Adviser's or your officers, directors or employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser, Securities and Exchange Commission fees, state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend disbursing agents' fees, office facilities, data processing services, clerical, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, stationery and office supplies, preparation of reports to the Trust's shareholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities, calculation of the net asset value of the Trust's shares, insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Trust's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders' reports and meetings, and any extraordinary expenses.

The Adviser understands that in entering into this Agreement you have relied upon the inducements made by the Trust to you under the Investment Advisory Agreement. The Adviser also understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more investment companies, private funds or other pooled investment vehicles and fiduciary or other managed accounts (collectively, the "accounts"), and the Adviser has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more accounts managed by you and which have available funds for investment in the case of a purchase, the available securities will be allocated in a manner believed by you to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for or disposed of by the Fund.

It is also understood that (i) you shall be prohibited from consulting with any other sub-investment adviser to the Fund (including, in the case of an offering of securities subject to Section 10(f) of the Investment Company Act, any sub-investment adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for the Fund in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act, and (ii) your responsibility regarding investment advice hereunder is limited to the sub-advised assets of the Fund.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Except as may otherwise be provided by the Investment Company Act, the Investment Advisers Act, any other federal securities law or the Commodity Exchange Act (the "CEA"), neither you nor any of your directors, officers, members or employees ("Sub-Adviser Affiliates") shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) ("Losses") incurred or suffered by the Adviser, the Trust or the Fund as a result of any act or omission by you or the Sub-Adviser Affiliates with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of you or the Sub-Adviser Affiliates for, and you shall indemnify and hold harmless the Adviser, the Trust and the Fund (collectively, the "Adviser Indemnitees") against any and all Losses to which any of the Adviser Indemnitees may become subject under the Investment Company Act, the Investment Advisers Act, the CEA or the Securities Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misfeasance, bad faith, reckless disregard or gross negligence on your part in the performance of any of your duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and/or Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to you that was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser Indemnitees by you for use therein.

Except as may otherwise be provided by the Investment Company Act, the Investment Advisers Act, any other federal securities law or the CEA, neither the Adviser, the Trust or the Fund nor any of their directors, officers, members or employees ("Adviser Affiliates") shall be liable for any Losses incurred or suffered by you as a result of any act or omission of the Adviser or the Adviser Affiliates with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold you harmless against, any and all Losses to which you may become subject under the Investment Company Act, the Investment Advisers Act, the CEA or the Securities Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misfeasance, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and/or Statement of Additional Information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to the Adviser that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser Indemnitees by you for use therein.

A party seeking indemnification hereunder (the "Indemnified Party") shall (i) provide prompt notice to the other of any claim ("Claim") for which it intends to seek indemnification, (ii) grant control of the defense and /or settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party shall have the right at its own expense to participate in the defense of any Claim, but shall not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification shall not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

Notwithstanding anything in this Agreement to the contrary contained herein, you shall not be responsible or liable for your failure to perform under this Agreement or for any losses to the Adviser, the Trust or the Fund resulting from any event beyond your or your agents' reasonable control, including but not limited to, nationalization, expropriation, devaluation, seizure, or similar unusual actions by any governmental authority, de facto or de jure, or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Fund's property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry, including changes in market rules and conditions affecting the execution and settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God (collectively, the "Force Majeure Events"). Upon the occurrence of a Force Majeure Event, you or your agents shall endeavor to recommence performance or observance without delay, in a manner consistent with your or your agents' obligations under the Investment Company Act, the Investment Advisers Act and as a fiduciary of the Fund. You further agree to maintain, and that your agents will maintain, a commercially reasonable business recovery plan.

In no event shall either you or the Adviser be liable for any indirect, incidental, special, punitive, exemplary or consequential damages in connection with or arising out of this Agreement. Additionally, in no event will you have any responsibility for any other series of the Trust, for any portion of the Fund's assets not managed by you or for the acts or omissions of any other sub-investment adviser to the Trust or the Fund. In particular, in the event that you manage only a segment of the Fund's assets, you shall have no responsibility for the Fund being in violation of any applicable law or regulation or investment policy or restriction applicable to the Fund as a whole, or for the Fund failing to qualify as a regulated investment company under the Internal Revenue Code, if the securities and other holdings of the segment of the Fund's assets managed by you are such that your segment would not be in such violation or fail to so qualify if such segment were deemed a separate series of the Trust or a separate regulated investment company under the Internal Revenue Code, unless such violation was due to your failure to comply with written guidelines adopted by the Trust or the Adviser and provided to you. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to or acting solely for the Trust and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

This Agreement shall continue, as to the relevant Fund, until the date set forth opposite the Fund's name on Schedule 1 hereto (the "Reapproval Date"), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Fund's name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Trust's Board or (ii) vote of a majority (as defined in the Investment Company Act) of the Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Trust's Board members who are not "interested persons" (as defined in the Investment Company Act) of the Trust or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval or made at a non-in person meeting if consistent with guidance provided by the Securities and Exchange Commission or its staff. This Agreement is terminable, as to the relevant Fund, without penalty (i) by the Adviser upon 60 days' notice to you, (ii) by the Trust's Board or by vote of the holders of a majority of the Fund's outstanding voting securities upon 60 days' notice to you, or (iii) by you upon not less than 90 days' notice to the Trust and the Adviser. This Agreement also will terminate automatically, as to the relevant Fund, in the event of its assignment (as defined in the Investment Company Act or the Investment Advisers Act) and you shall be notified by the Trust and the Adviser, or you shall notify the Trust and the Adviser, as applicable, as soon as possible before any such assignment occurs. In addition, notwithstanding anything herein to the contrary, if the Investment Advisory Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Investment Advisory Agreement terminates.

The Adviser acknowledges that it has received and has had an opportunity to read a copy of your Form ADV Part 2A (the "Brochure") and a copy of the Form ADV Part 2B with respect to your personnel with the most significant responsibility for providing advisory services to the Fund (the "Brochure Supplement"). The Adviser agrees that the Brochure and Brochure Supplement, as well as other client communications, may be transmitted to the Adviser electronically.

It is understood that, unless otherwise indicated on Schedule 1 hereto, the Adviser has claimed an exclusion from the definition of a Commodity Pool Operator with respect to the Fund pursuant to CFTC Rule 4.5 (the "CPO Exclusion") and you shall not manage the sub-advised assets in a manner that would cause the Adviser to not qualify for the CPO Exclusion with respect to the Fund until otherwise indicated. In the event that the Adviser no longer relies on the CPO Exclusion with respect to the Fund and you intend to rely on CFTC Rule 4.7, unless advised by the Adviser to the contrary, the Adviser represents that the Fund is a "qualified eligible person" under the rule, consents to the Fund being treated as an exempt account under the rule, and acknowledges the legend set forth above its signature below. The Adviser further represents and warrants that the Fund is a "qualified institutional buyer" within the meaning of Rule 144A under the 1933 Act.

Each party shall treat as confidential all Confidential Information of the other (as that term is defined below) and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, employees, consultants, auditors and regulators who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder; (ii) is furnished to a party by a third party having a lawful right to do so; or (iii) was known to the receiving party at the time of the disclosure. Each party shall give prompt notice to the other of any requests or demands for any Confidential Information made under lawful process by any third parties, prior to disclosure or furnishing of such Confidential Information, except to the extent such disclosure is required under law or requested by any regulator or governmental authority. Each party agrees to reasonably cooperate with the other, at the other's expense, in seeking reasonable protective arrangements to prevent, limit or restrict the disclosure of Confidential Information pursuant to such lawful process. This Agreement shall not be deemed to be Confidential Information.

The Adviser acknowledges that you may delegate certain operational and administrative functions to third parties in support of the services contemplated herein. You acknowledge that you shall be responsible for the actions of any such delegate to the same extent that you would be liable to the Adviser under the terms of this Agreement.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act or the Investment Advisers Act. This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement. Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived. If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

The Trust is expressly made a third party beneficiary of this Agreement with rights as respect to the Fund to the same extent as if it had been a party hereto.

Unless otherwise provided herein or agreed to in writing by the parties, all notices or instructions permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier, facsimile or electronically and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given. Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

Notice is hereby given that the obligations of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust or the Fund.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES

NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ PETER M SULLIVAN Name: Peter M. Sullivan Title: Chief Legal Officer
Accepted:

INSIGHT NORTH AMERICA LLC

By: /s/ DAVID LEDUC Name: David Leduc Title: Chief Executive Officer

SCHEDULE 1

Name of Fund	Annual Fee as a Percentage of Average Daily Net Sub-Advised Assets	Reapproval Date	Reapproval Day

BNY Mellon Asset Allocation Fund	0.200%	June 1, 2026	June 1st

BNY Mellon Bond Fund	0.200%	June 1, 2026	June 1st

BNY Mellon Intermediate Bond Fund	0.200%	June 1, 2026	June 1st

BNY Mellon Corporate Bond Fund	0.200%	June 1, 2026	June 1st

BNY Mellon National Intermediate Municipal Bond Fund	0.175%	June 1, 2026	June 1st

BNY Mellon National Short-Term Municipal Bond Fund	0.175%	June 1, 2026	June 1st

BNY Mellon Massachusetts Intermediate Municipal Bond Fund	0.175%	June 1, 2026	June 1st

BNY Mellon Municipal Opportunities Fund	0.250%	June 1, 2026	June 1st